Exhibit 99.1

June 16, 2006

FOR IMMEDIATE RELEASE

PLIANT REACHES AGREEMENT WITH KEY BONDHOLDERS AND SHAREHOLDERS

SCHAUMBURG, IL - - Pliant Corporation announced today that it has reached an agreement with representatives of its key classes of bondholders and shareholders as part of the company’s previously announced financial restructuring. The parties to the agreement have agreed to withdraw all objections to confirmation of the company’s Plan of Reorganization.

The agreement was reached with representatives of Pliant’s 1st Lien, 2nd Lien, and Sr. Subordinated Noteholders as well as holders of existing preferred and common stock. Terms of the agreement include a 0.225% increase in the interest rate of Pliant’s existing 1st Lien notes, a $4 million cash consent fee for holders of the company’s 2nd Lien notes, and a 1.5% increase in the allocation of the company’s new preferred equity to holders of Pliant’s existing Sr. Subordinated Notes. The company will file an amended Plan of Reorganization to reflect this updated agreement.

Harold Bevis, President and CEO said, “Today’s agreement is a significant step forward for Pliant’s emergence from Chapter 11. We look forward to final confirmation of our financial restructuring plan and a vastly improved balance sheet and cash flow. This is a terrific result for Pliant.”

A hearing on confirmation of Pliant’s amended Plan of Reorganization is scheduled for June 23, 2006 and, if the Plan is confirmed, the company expects to emerge from Chapter 11 shortly thereafter.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. Actual results may differ from these forward-looking statements due to numerous factors beyond our control. Those factors include, but are not limited to, our ability to complete timely negotiations and documentation of the new credit agreement and to otherwise satisfy all conditions (including bankruptcy court confirmation) to the effectiveness of our proposed plan of reorganization, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2005 and in subsequent filings with the Securities and Exchange Commission. Any forward-looking statements should be considered in light of these factors.

ABOUT PLIANT

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial, and agricultural markets. The company operates 23 manufacturing and research and development facilities around the world and employs approximately 2,940 people.

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CONTACT:

Steve Auburn

Vice President and General Counsel

E-mail: steve.auburn@pliantcorp.com

Phone: 847-969-3319

Company Web Site: www.pliantcorp.com